Exhibit 5.1

                                                                   EXHIBIT 5.1

                    Consent/Opinion of Michael Littman, Esq.


                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                             Arvada, Colorado 80002
                                 (303) 422-8127
                               (303) 431-1567 fax



                                  July 25, 2003



FTS  Apparel,  Inc.
301  Oxford  Valley  Road,  Suite  1202
Yardley,  Pennsylvania  19067

Re:     Registration  Statement  on  Form  S-8

Ladies  and  Gentlemen:

     I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") issued or issuable under the FTS Apparel, Inc. 2003 Corporate Consulting Agreements (the "Plans") referred to therein. As Colorado counsel in connection with this transaction, I have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.

     It is my opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable under the provisions of the Colorado Business Corporation Act.

     I further consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

     Sincerely,

    /s/ Michael A. Littman
   -----------------------
     Michael  A.  Littman